Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of March, 2020, by and between WillScot Corporation, a Delaware Corporation (“Parent”) and Kelly Williams (the “Employee”). The Parent and the Employee are hereinafter collectively referred to as the “Parties”.

RECITALS

WHEREAS, the Employee previously entered into that certain Fourth Amended and Restated Employment Agreement, dated as of May 8, 2019 (the “Employment Agreement”), with Mobile Mini, Inc., a Delaware corporation (the “Company”), and the Employee currently serves as Chief Executive Officer of the Company;

WHEREAS, the Company has entered into an Agreement and Plan of Merger with Parent, dated as of March 1, 2020, pursuant to which the Company will merge with and into Parent (the “Merger Agreement”), and effective as of and contingent upon the consummation of the transactions contemplated in the Merger Agreement (the “Merger”), the Employee hereby agrees to become the President and Chief Operating Officer of Parent pursuant to the terms and conditions set forth herein; and

WHEREAS, Parent values the Employee’s contributions to the Company and considers his continued service and dedication essential to their business and the Parties desire to enter into this Agreement to encourage the Employee to remain employed following the Merger, and in light of the Employee’s new position following the Merger, on the terms and conditions set forth herein effective as of and contingent upon the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Parties hereby represent, covenant and agree as follows:

AGREEMENT

1.                   Employment. The Employee hereby agrees to be employed by Parent, and the Parent hereby agrees to employ the Employee, upon the terms and conditions set forth herein as of the Effective Time (as defined in the Merger Agreement) and, as of the Effective Time, the Employment Agreement shall terminate and no longer be of any force or effect. For the avoidance of doubt, prior to the date of the Merger, the Employment Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Employee and the Company. If the Merger is not consummated, this Agreement shall be null and void and the Employment Agreement shall remain in full force and effect and govern the rights and obligations of the Employee and the Company.

2.                   Term. This Agreement shall be effective for a term commencing on the date of the Merger and, subject to termination under Section 5, expiring on the day that is 24 months from the date of the Merger (the “Employment Period”). Notwithstanding the previous sentence, this Agreement, the Employment Period and the employment of the Employee hereunder shall be automatically extended for successive one year periods upon the terms and conditions set forth herein, with the first such automatic extension occurring on the last day of the Employment Period, and on each anniversary thereof, unless either party to this Agreement gives the other party written notice (in accordance with Section 14) within the ninety (90) day period prior to the last day of the Employment Period (or the relevant anniversary thereof, as applicable) of such party’s intention that the Employment Period shall expire at the close of business on the last day of the then current Employment Period, whereupon, unless earlier terminated in accordance with the provisions of this Agreement, the Employment Period shall expire and this Agreement shall cease to have any further force or effect in respect of any period thereafter. For purposes of this Agreement, any reference to the “term” of this Agreement shall include the original term and any extension thereof.

3.                    Duties of the Employee.

(a)                The Employee shall serve as President and Chief Operating Officer and the Employee agrees to perform such duties and responsibilities customarily associated with the position, including without limitation the duties and responsibilities as may be assigned from time to time by the Chief Executive Officer of Parent. For the avoidance of doubt, prior to the date of the Merger, the Employment Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Employee and the Company; provided that the Employee acknowledges that the changes in the terms and conditions of his employment in connection with the Merger described in this Agreement shall not give rise to Good Reason (as defined below in Section 5(c) hereof).

(b)                During the Employment Period, the Employee shall devote his normal working time and attention to the business and affairs of Parent, and, subject to the terms of this Section 3(b) with respect to service on the board of directors of other entities, will not render services to any other business without the prior written approval of the Chief Executive Officer of Parent. During his employment hereunder, the Employee shall not, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Parent. Subject to obtaining the prior express consent or approval of the Chief Executive Officer of Parent, the Employee may serve as a member of the board of directors of other entities (other than the board of directors of a business that is competitive with the business of Parent), provided that such service shall not interfere with the Employee’s performance of his duties hereunder. The Employee shall request the consent or approval of Parent’s Chief Executive Officer of his intention to serve on the board of directors (or similar governing body) of any company or other entity prior to commencing such service.

4.                   Compensation. During the term of this Agreement, the Employee shall be eligible to the following compensation and benefits:

(a)                Base Salary and Bonus. During the Employment Period, Parent agrees to pay the Employee a base salary at the rate of $700,000 per annum or such larger amount as the Board of Directors of Parent (the “Board”) may from time to time determine (hereinafter referred to as the “Base Salary”). Employee’s Base Salary shall be reviewed annually. Such Base Salary shall be payable in accordance with Parent’s customary practices applicable to its senior executives. In addition to the Base Salary, Employee shall be eligible for an incentive bonus subject to the terms and conditions of Parent’s incentive bonus plan as in effect from time to time for senior management and as the Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”) in its discretion may determine (the “Bonus”). Employee’s annual target Bonus for a fiscal year shall be 100% of Employee’s Base Salary at the beginning of such year, subject to Parent’s achievement of performance targets.

(b)                Participation in Equity-Based Plans. During the Employment Period, the Employee shall be entitled to participate in all equity-based employee benefit plans maintained from time to time during the term of this Agreement (including, without limitation, any such plans as may hereafter established by Parent) for the purpose of providing compensation and/or benefits to employees of Parent including, but not limited to, Parent’s 2017 Incentive Award Plan (or any successor plan or plans) (the “Plan”) and other bonus or incentive compensation plans. The equity awards shall be subject to change and approval by the Compensation Committee and the terms of the Plan and the provisions set forth in any applicable award agreements.

(i)                 Annual Award. Employee’s annual 2021 equity grant under the Plan shall have a target grant value of 250% of Employee’s Base Salary or such other amount as approved by the Board and based on the terms, conditions and targets set forth by the Compensation Committee, 60% of which shall be in the form of performance-based restricted stock units vesting over a three year period and 40% of which shall be in the form of restricted stock units (“RSUs”) vesting ratably over a four year period, in each case, subject to the discretion of the Committee.

(ii)               Retention Award. The Employee shall be entitled to receive a one-time equity grant under the Plan in connection with the Merger with a grant value of $3,000,000, based on the terms and conditions set forth by the Compensation Committee, 100% of which shall be in the form of RSUs vesting and delivered on annual basis ratably over a four year period (the “Retention Grant”).

(c)                Employee Benefits. The Employee shall be entitled to participate in (including coverage for the Employee’s eligible dependents under Parent’s medical, dental and similar welfare benefit plans as applicable) all employee benefit plans, practices and programs maintained by Parent and made available to employees generally including, without limitation, all retirement, profit sharing, savings, 401(k), medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, as well as any plans, practices and programs maintained generally for senior management including, without limitation, any deferred compensation, supplemental medical or life insurance plans. The Employee shall receive an annual car allowance of $7,200, or such other amount as shall be approved by the Compensation Committee. The Employee’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of Parent generally. These benefits are subject to change from time to time and any benefit may be added, deleted or modified by Parent in its sole discretion.

(d)                Other Benefits. Parent shall pay or reimburse the Employee for reasonable and necessary expenses incurred by the Employee in connection with his duties on behalf of Parent in accordance with the general policies of Parent.

(e)                Vacation and Sick Leave. Parent shall be entitled to annual vacation in the greater of four weeks or in accordance with the policies as periodically established by Parent for other senior executives of Parent. The Employee is also entitled to sick leave (without loss of pay) in accordance with Parent’s policies as in effect from time to time.

5.                   Termination. In addition to the expiration of the term of this Agreement pursuant to Section 2, the Employee’s employment hereunder may be terminated under the following circumstances:

(a)                Disability. Parent may terminate the Employee’s employment upon 30 days written notice after having established the Employee’s Disability; provided that Parent exercises reasonable efforts to accommodate such disability in accordance with the Americans with Disabilities Act. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Employee’s ability to perform substantially his duties for a period of ninety (90) consecutive days. A determination of Disability shall be made by a physician satisfactory to both the Employee and Parent, which physician’s determination as to Disability shall be made within ten (10) days of the request therefor and shall be binding on all parties; provided, however, that if the Employee and Parent do not agree on a physician, the Employee and Parent shall each select a physician and these two together shall select a third physician, which third physician’s determination as to Disability shall be binding on all parties. The Employee shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to termination in accordance herewith relating to Employee’s Disability. Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination (as each term is hereinafter defined) relating to the Employee’s Disability, the Employee shall be entitled to return to his position with Parent as set forth in this Agreement in which event no Disability of the Employee will be deemed to have occurred.

(b)                Cause. Parent may terminate the Employee’s employment by written notice for “Cause.” Parent shall be deemed to have terminated the Employee’s employment for “Cause” in the event that the Employee’s employment is terminated for any of the following reasons: (i) the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of Parent; (ii) material dishonesty or willful misconduct in the performance of duties; (iii) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); provided, that no act or failure to act shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that the action or omission was in the best interests of Parent; or (iv) any material breach by the Employee of any provision of this Agreement (after notice from Parent and 30 days to cure such breach and such breach is not cured). Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Employee after the Notice of Termination is given by Parent shall constitute Cause for purposes of this Agreement.

(c)                Good Reason. The Employee may terminate his employment for “Good Reason”, provided that he gives Parent notice of such Good Reason within a reasonable period (but, except as provided below, in no event more than 90 days) after he has knowledge of the events giving rise to the Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Employee’s consent:

(i)                the assignment to Employee of material duties that are materially inconsistent with Employee’s title and responsibilities as contemplated by Section 3(a) of this Agreement;

(ii)               a reduction in Employee’s Retention Grant or Base Salary (provided, that an “across the board” reduction in base salary and/or bonus opportunities (for the sake of clarity, this proviso shall not apply to the Retention Grant) affecting all of the senior executive employees of Parent on a substantially similar basis shall not constitute “Good Reason”);

(iii)               any material breach by Parent of any provision of this Agreement;

(iv)              any purported termination of the Employee’s employment for Cause by Parent which does not comply with the terms of Section 5 of this Agreement;

(v)               the failure of Parent to obtain an agreement, satisfactory to the Employee, from any successor or assign of Parent to assume and agree to perform this Agreement, as contemplated in Section 10 hereof;

(vi)               a relocation of the Employee’s primary place of employment to a location more than 50 miles from the Parent’s executive headquarters in Phoenix, AZ;

(vii)            the failure of the Board to appoint the Employee Chief Executive Officer of Parent within the 24-month period following the Merger on terms no less favorable than those applicable to the Chief Executive Officer of Parent on the last day of such period or the cessation of Brad Soultz as Chief Executive Office of Parent and subsequent failure of the Board to appoint the Employee as his successor at any point during this period on terms no less favorable than those applicable to Brad Soultz on the date of his cessation as the Chief Executive Officer of Parent.

The Employee’s right to terminate his employment pursuant this Section 5(c) shall not be affected by his incapacity due to physical or mental illness if such incapacity occurs after the event or condition giving rise to the Employee’s right to terminate his employment pursuant to this Section 5(c).

Notwithstanding anything to the contrary stated above in this Section 5(c) or elsewhere in this Agreement, the Employee will only be treated as having Good Reason to terminate his employment pursuant to clauses (i) – (v) if the Employee has given Parent notice and a period of at least thirty (30) days during which it can remedy any of such conditions and, during such period, Parent fails to remedy such condition.

(d)                Voluntary Termination. The Employee may voluntarily terminate his employment hereunder at any time upon ninety (90) day prior notice to Parent.

(e)                Termination by Parent Without Cause. Parent may terminate the Employee’s employment hereunder for any reason by a notice to the Employee.

(f)                 Change in Control; Accelerated Vesting of Equity-Based Awards. In certain circumstances, termination may occur following a Change in Control (as contemplated in Section 6 hereof). For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i)                 an acquisition (other than directly from Parent) of any voting securities of Parent (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty- five percent (35%) or more of the then outstanding Shares of the combined voting power of Parent’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a party thereof) maintained by (1) Parent or (2) any corporation or other Person of which all of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Parent prior to such acquisition (for purposes of this definition, a “Subsidiary”, (B) Parent or its Subsidiaries, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).

(ii)               the individuals who, as of the date of this Agreement are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board of Directors of Parent; provided, however, that if the election, or nomination for election by Parent’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed officer as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)             the consummation of:

(A)              a merger, consolidation or reorganization involving Parent, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger consolidation or reorganization of Parent where (1) the stockholders of Parent, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and (3) no Person other than (i) Parent, (ii) any Subsidiary, or (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by Parent, or any Subsidiary;

(B)               a complete liquidation or dissolution of Parent; or

(C)               the sale or disposition of all or substantially all of the assets of Parent to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by Parent which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by Parent, and after such share acquisition by Parent, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Upon a Change in Control, and without regard to whether or not the Employee’s employment hereunder is terminated in connection therewith, all restrictions on any outstanding equity-based awards (including, without limitation, restricted stock and performance stock awards) then held by the Employee shall lapse and all performance targets and goals applicable to such awards in respect of any past or future period shall be deemed to have been met by Parent and the Employee, as applicable, for each period relevant to such award and all such equity-based awards shall become and be deemed to be fully (100%) vested immediately prior to such Change in Control, and all stock options and stock appreciation rights granted to the Employee shall become fully (100%) vested and shall become immediately exercisable. In the event of any conflict between this subsection and any agreement between the Employee and Parent relating to any outstanding award (whether now existing or hereafter entered into), the provisions of this subsection shall prevail.

(g)                Notice of Termination. Any purported termination by Parent or by the Employee shall be communicated by verbal or written Notice of Termination to the other (the “Notice of Termination”).

(h)                Termination Date, Etc. “Termination Date” shall mean in the case of the Employee’s death, his date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:

(i)                 if the Employee’s employment is terminated by Parent for Cause or due to Disability, or by Parent without Cause, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Employee, provided that in the case of Disability the Employee shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days; and

(ii)               if the Employee’s employment is terminated for Good Reason, the date specified in the Notice of Termination shall not be more than thirty (30) days from the date the Notice of Termination is given to Parent.

6.                   Compensation Upon Termination. Upon termination of the Employee’s employment during the term of this Agreement (including any extensions thereof), the Employee shall be entitled to the following benefits:

(a)                Cause, Death or Disability; Voluntary Termination By Employee other than Good Reason. If the Employee’s employment is terminated by Parent for Cause or Disability or by the Employee (other than for Good Reason), or by reason of the Employee’s death, Parent shall pay the Employee (or his estate, as applicable) all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Employee’s employment for reasonable and necessary expenses incurred by the Employee on behalf of Parent for the period ending on the Termination Date, (i) unused vacation days as of the termination date, (iv) any bonuses and incentive compensation which at the time of termination is earned but unpaid under the terms and provisions of the applicable plan, and (v) any previously earned compensation which the Employee has deferred until separation from service (but not any other date) (including any interest earned or credited thereon) (collectively, “Accrued Compensation”). In addition, in connection with the termination of the Employee’s employment hereunder by Parent for Disability or by reason of the Employee’s death, Parent shall pay the Employee (or his estate, as applicable), on the 60th day (except as otherwise may be required under Section 24(b) of this Agreement if the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) following the date of Disability or death, as the case may be, an amount (which shall be in lieu of any target bonus or other bonus plan amount that might otherwise for any reason be or be deemed to be payable directly or indirectly in connection with the fiscal year in which such termination occurred, an amount equal to the product of (I) the average of the cash bonus amounts (if any) paid by Parent to the Employee in relation to the two fiscal years immediately preceding the year in which such termination occurs, multiplied by (II) a fraction, the numerator is the number of days in the year that were elapsed as of the date of the termination of employment and the denominator is 365; provided that if such thirty (30) day period begins in one calendar year and ends in another, the Employee and/or his beneficiary shall not have the right to designate the taxable year of payment. In connection with the termination of the Employee’s employment hereunder by Parent for Disability or by reason of the Employee’s death, all restrictions on any outstanding equity-based awards (including, without limitation, restricted stock and performance stock awards) then held by the Employee shall lapse and all performance targets and goals applicable to such awards in respect of any past or future period shall be deemed to have been met by Parent and the Employee, as applicable, for each period relevant to such award and all such equity-based awards shall become and be deemed to be fully (100%) vested immediately prior to such termination of employment, and all stock options and stock appreciation rights granted to the Employee shall become fully (100%) vested and shall become immediately exercisable and Parent shall permit the Employee (or his estate), to exercise the same at any time during the 90-day period following such termination. In the event of the Employee’s death, for a period of twelve (12) months from the date of death, Parent shall pay for COBRA benefits (or the equivalent) for Employee’s surviving spouse and eligible dependents covered by Parent’s group health plan at the time of Employee’s death. In the event the Employee’s employment hereunder is terminated due to Disability, Parent shall pay COBRA benefits (or the equivalent) for the Employee and Employee’s spouse and eligible dependents covered by Parent’s group health plan at the time of Employee’s disability for a period of twelve (12) months from the date of such termination. The Employee’s entitlement to any other compensation or benefits shall be determined in accordance with Parent’s employee benefit plans and other applicable programs and practices then in effect.

(b)                Without Cause; For Good Reason. If the Employee’s employment by Parent is terminated by Parent following the Merger but prior to a Change in Control (which for purposes of this Section 6(b), a Change in Control shall not include consummation of the Merger) other than for Cause, death or Disability, or by the Employee for Good Reason, or Parent has notified the Employee pursuant to Section 2 that Parent intends to terminate the Agreement (rather than allow the terms of the Agreement to renew automatically), then the Employee shall be entitled to the benefits provided below (the “Without Cause Benefits”):

(i)                 Parent shall pay the Employee all Accrued Compensation;

(ii)               Parent shall pay the Employee, as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, in a single payment an amount in cash equal to the sum of (A) two (2) times the Employee’s Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the date the Notice of Termination is given and (B) the “Payment Amount.” For purposes of this Agreement, the term “Payment Amount” shall mean an amount which is equal to one hundred percent (100%) of the Employee’s Base Salary in effect during the year in which the Termination Date shall occur;

(iii)               Parent shall cause all equity and equity awards held by the Employee to be treated as follows :

(A)             All service-based restrictions on outstanding equity-based awards (including, without limitation, restricted stock, restricted stock unit and performance stock awards) then held by the Employee shall lapse and, if the Retention Grant was either not made or the target amount of which was reduced, the cash value of what the Retention Grant would have been had it been granted in full shall be determined on the date of termination and such amount (less the value of the Retention Grant to the extent granted) shall be paid to Employee at the time of termination;

(B)              All performance targets and goals applicable to such equity- based awards in respect of any past or future period must continue to be satisfied for each period relevant to such award;

(C)              Any equity-based award shall be paid at the time and in the form specified in the Plan or the relevant plan under which such award is outstanding; and

(D)             All stock options (including performance-based stock options) and stock appreciation rights granted to the Employee shall become fully (100%) vested and shall become immediately exercisable and Parent shall permit the Employee (or his estate), to exercise the same at any time during the 90-day period following such termination; and

(iv)              for a period of twelve (12) months following such termination (24 months if such termination occurs within the first year of the consummation of the Merger), Parent shall at its expense continue on behalf of the Employee and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to the Employee and other members of senior management of Parent at the time Notice of Termination was given. Post-termination medical, dental, and hospitalization coverage will run concurrently with the COBRA coverage period. The benefits provided in this Section 6(b)(iv) shall be no less favorable to the Employee, in terms of amounts and deductibles and costs to him, than the coverage provided the Employee under the plans providing such benefits at the time Notice of Termination is given. Parent’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case Parent may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to the Employee, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. This Subsection (iv) shall not be interpreted so as to limit any benefits to which the Employee or his dependents may be entitled under any of Parent’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

(c)                Following a Change in Control. If within one year following the occurrence of a Change of Control (which for purposes of this Section shall not include the Merger) the Employee’s employment by Parent is terminated either by Parent other than for Cause, death or Disability, or by the Employee for Good Reason, then the Employee shall be entitled to the benefits provided below (the “CiC Benefits” and together with Without Cause Benefits, the “Severance Benefits”):

(i)                 Parent shall pay the Employee all Accrued Compensation;

(ii)               Parent shall pay the Employee as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, in a single payment an amount in cash equal to the sum of (A) two (2) times the Employee’s Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the date the Notice of Termination is given or the Employee’s Base Salary immediately prior to the Change in Control, if greater, and (B) the Payment Amount; and

(iii)             for a period of twenty-four (24) months following such termination, Parent shall at its expense continue on behalf of the Employee and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to the Employee at the time Notice of Termination is given (or, if the Employee is terminated following a Change in Control, the benefits provided to the Employee at the time of the Change in Control, if greater). Post-termination medical, dental, and hospitalization coverage will run concurrently with the COBRA coverage period. The benefits provided in this subsection 6(c)(iii) shall be no less favorable to the Employee, in terms of amounts and deductibles and costs to him, than the coverage provided the Employee under the plans providing such benefits at the time Notice of Termination is given or at the time of the Change in Control if more favorable to the Employee. Parent’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case Parent may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to the Employee, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. This subsection 6(c)(iii) shall not be interpreted so as to limit any benefits to which the Employee or his dependents may be entitled under any of Parent’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

(d)                Time of Payment; Adjustment for Taxes. The amounts provided for in Sections 6(a), 6(b)(ii), and 6(c)(ii) shall be paid on the 60th day after the Employee’s Termination Date (except as otherwise may be required under Section 24(b) of this Agreement if the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). In the event the Employee’s severance and other benefits provided for in Section 5(f) or this Section 6 or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance and other benefits will be payable either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in the Employee’s receipt on an after-tax basis of the greatest amount of severance and other benefits. All determinations to be made pursuant to this Section 6(d), including without limitation whether partial payment or payment in full will provide the greatest after-tax benefit to the Employee and the amount of any such partial payment to be made, shall be made by an independent public accounting firm selected by Parent and reasonably acceptable to the Employee and such determinations shall be binding on Parent and the Employee. In connection with such determination, the Parent shall obtain a valuation of the Employee’s non-compete obligations by a firm knowledgeable in such matters. If the payments and benefits are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the accelerated vesting of any equity awards, and last by the reduction of any other benefits.

(e)                No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment, benefit or other Parent obligation provided for in this Agreement by seeking other employment or otherwise and no such payment, benefit or other Parent obligation shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

(f)                 Clawback. Parent shall have no obligation to make any payment to the Employee pursuant to any provision of this Section 6 if the Employee shall be in default of his obligations under Section 13 hereof (Covenant Not To Compete).

7.                   Post-Termination Assistance; Non-Disparagement. The Employee agrees that after his employment with Parent has terminated he will provide to Parent, upon reasonable notice from Parent, such information and assistance in the nature of testifying and the preparation therefore as may reasonably be requested by Parent in connection with any litigation, administrative or agency proceeding, or other legal proceeding in which it or any of its affiliates is or may become a party; provided, however, that Parent agrees to reimburse the Employee for any reasonably, related expenses, including travel expense, and shall pay the Employee a daily per diem comparable to his Base Salary under this Agreement at time of termination (determined for this purpose on a per diem basis by dividing such Base Salary by 230). The Parties agree that they will not disparage or make false or defamatory comments about the other party as to all matters. This is a material term of this Agreement.

8.                   Unauthorized Disclosure. The Employee shall not make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Employee without the consent of the Board to any person, other than an employee of Parent or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as an executive of Parent or as may be legally required, of any confidential information obtained by the Employee while in the employ of Parent (including, but not limited to, any confidential information with respect to any of Parent’s customers or methods of distribution) the disclosure of which he knows or has reason to believe will be materially injurious to Parent; provided, however, that such term shall not include the use or disclosure by the Employee, without consent, of any information known generally to the public (other than as a result of disclosure by him in violation of this Section 8) or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by Parent.

9.                   Indemnification. Parent remains subject to its standard form of indemnification agreement for officers and directors which was entered into with the Employee to indemnify the Employee against certain liabilities the Employee may incur as an officer or director of Parent. A copy of that standard form as in effect on the date of this Agreement is identified on Exhibit A to this Agreement, and if for any reason Parent and the Employee have not heretofore executed and delivered such an indemnification agreement, the terms and provisions of Parent’s standard indemnification agreement are hereby incorporated herein by reference.

10.                  Successors and Assigns.

(a)                This Agreement shall be binding upon and shall inure to the benefit of Parent and its successors and Parent shall require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent would be required to perform it if no such succession or assignment had taken place, but this Agreement will not otherwise be assignable, transferable or delegable by Parent. The term “Parent” as used herein shall include such successors.

(b)                Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representatives, beneficiaries, designees, executors, administrators, heirs, distributes, devisees and legatees.

11.               Fees and Expenses. Parent or the Company shall pay all reasonable legal fees and related expenses incurred by the Employee as they become due as a result of Parent and the Employee entering into this Agreement.

12.                  Assignment of Inventions.

(a)                General Assignment. The Employee agrees to assign and hereby does assign to Parent all right, title and interest in and to any inventions, designs and copyrights made during employment by Parent which relate directly to the business of Parent.

(b)                Further Assurances. The Employee shall acknowledge and deliver promptly to Parent without charge to Parent but at its expense such written instruments and do such other acts, as may be necessary in the opinion of Parent to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the inventions, designs an copyrights and to vest the entire right and title thereto in Parent or its nominee. The Employee acknowledges and agrees that any copyright developed or conceived of by the Employee during the term of the Employee’s employment which is related to the business of Parent shall be a “work for hire” under the copyright law of the United States and other applicable jurisdictions.

(c)                Excepted Inventions. As a matter of record the Employee has identified on Exhibit B attached hereto all inventions or improvements relevant to the subject matter of his engagement by Parent which have been made or conceived or first reduced to practice by the Employee alone or jointly with others prior to his engagement by Parent, and the Employee covenants that such list is complete. If there is no such list on Exhibit B, the Employee represents that he had made no such inventions and improvements as of the time of signing this Agreement.

13.                  Covenant Not to Compete.

(a)                The Employee agrees that during the term of this Agreement and for two (2) years subsequent to termination of Employee’s employment with Parent for any reason (the “Non- Compete Term”) the Employee shall not:

(i)                 Either directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder or other individual, corporate, or representative capacity, or render any services or provide any advice or substantial assistance to any business, person or entity, if such business, person or entity, directly or indirectly will in any way compete with Parent (a “Competing Business”). Without limiting the generality of the foregoing, for purposes of this Section 13, it is understood that Competing Businesses shall include any business that is in direct competition with Parent; provided, however, that notwithstanding the foregoing, the Employee may make passive investments in up to four percent (4%) of the outstanding publicly traded common stock of an entity which operates a Competing Business.

(ii)               Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit any Person who is, or who is, at the time of termination of the Employee’s employment, or has been within six (6) months prior to the time of termination of Employee’s employment, an employee of Parent or any of its subsidiaries for the purpose or with the intent of enticing such employee away from the employ of Parent or any of its subsidiaries.

(iii)             Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit any Person who is, or who is, at the time of termination of the Employee’s employment, or has been within six (6) months prior to the time of termination of Employee’s employment, a customer or supplier of Parent or any of its subsidiaries for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with Parent or (B) in any way interfering with the relationship between such Person and Parent.

(b)                Specific Performance; Repayment of Certain Termination Payment Amounts. The Employee hereby acknowledges that the services to be rendered to Parent hereunder by the Employee are of a unique, special and extraordinary character which would be difficult or impossible for Parent to replace or protect, and by reason thereof, the Employee hereby agrees that in the event he violates any of the provisions of subsection 13(a) hereof, Parent shall, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction or restraining order to be issued by any court of competent jurisdiction in any state enjoining and restraining the Employee from committing any violation of said subsection 13(a).

The Employee agrees that, if he breaches subsection 13(a) of this Agreement, he shall have forfeited all right to receive any amounts payable to him pursuant to subsection 6(b)(ii) and (iii) or subsection 6(c)(ii) and (iii), as the case may be, and he shall promptly repay to Parent the entire amount theretofore paid to him or to his order by reason of any of said subsections.

(c)                The covenants in this Section 13 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

(d)                All of the covenants in this Section 13 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against Parent whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Parent of such covenants. It is specifically agreed that the period following the termination of the Employee’s employment with Parent during which the agreements and covenants of the Employee made in this Section 13 shall be effective, shall be computed by excluding from such computation any time during which the Employee is in violation of any provision of this Section 13.

(e)                Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which the Employee shall be prohibited from engaging in any competitive activity described in Section 13 hereof, the period of time for which the Employee shall be prohibited pursuant to Section 13 hereof shall be the maximum time permitted by law.

14.               Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid addressed as follows:

(i)	If to Parent:

WillScot Corporation 4646 E Van Buren St #400

Phoenix, AZ 85008

Attn: General Counsel and Secretary

(ii)           If to the Employee: to the address in the payroll records of the Parent with a copy to Bonnie Klugman, Becker, Glynn, Muffly, Chassin & Hosinski, 299 Park Avenue, NY, NY 10171 (bklugman@beckerglynn.com)

All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

15.               Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Parent or any of its subsidiaries and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with Parent or any of its subsidiaries. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of Parent or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

16.               Settlement of Claims. Parent’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Parent may have against the Employee or others.

17.               Survival. The agreements and obligations of Parent and the Employee made in Sections 6, 7, 8, 9, 11, 13, 17, 18, 19 and 24 of this Agreement shall survive the expiration or termination of this Agreement.

18.               Federal Income Tax Withholding. Parent may withhold from any compensation and other amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

19.               Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF. In the event of a dispute concerning or arising out of this Agreement, the prevailing party (meaning the party who received substantially all of the relief sought) in such action will be reimbursed by the other party for all costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with any such action.

20.               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

21.               Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and Parent. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to “Sections” are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

22.               Entire Agreement. This Agreement (together with the Exhibits hereto and the Employee’s indemnification agreement with Parent) constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. If the transactions contemplated in the Merger Agreement are not consummated (i.e., the Merger does not occur), this Agreement shall not become effective and shall be void ab initio.

23.               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same agreement.

24.                Section 409A.

(a)                To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent. Parent agrees to take all reasonable steps to ensure that Employee shall not be subject to any penalties with respect to any payments received hereunder. In the event that any guidance is issued by the Internal Revenue Service, or if a judicial decision is rendered, to the effect that arrangements similar to this Agreement do not satisfy the requirements of Section 409A, Parent and Employee agree to take whatever reasonable actions may be necessary at such time in order to ensure that (i) the payments under this Agreement shall be in compliance with Section 409A and (ii) the Employee shall not be subject to any penalty under Section 409A with respect to his receipt of such payments.

(b)                Notwithstanding anything contained herein to the contrary, any payments on account of a termination of employment that are subject to Section 409A shall not be made until Employee would be considered to have incurred a “separation from service” from Parent within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s separation from service shall, if Employee is a “specified employee” within the meaning of Section 409A at the time of his separation from service, instead be paid on the first business day after the date that is six months following Employee’s separation from service (or Employee’s death, if earlier).

(c)                For purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

(d)                With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however that with respect to any reimbursements for any taxes to which Employee becomes entitled under the terms of this Agreement, the payment of such reimbursements shall be made by Parent no later than the end of the calendar year following the calendar year in which Employee remits the related taxes; and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(e)                Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Employee. The Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall Parent have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

25.               Release and Forfeiture of Severance Benefits. The right of Employee to receive or to retain Severance Benefits shall be in consideration for, and subject to, (1) execution of and delivery to Parent of a release of claims substantially in the form attached as Exhibit C to this Agreement, amended as necessary to comply with applicable law (the “Release”) and lapse of the period for revocation, if any, of the Release without the Release having been revoked no later than 60 days after the Termination Date, and (2) Employee’s continued compliance with the covenants hereof. In the event that Employee breaches any of the covenants, Parent shall have the right to (a) terminate any further provision of Severance Benefits not yet paid or provided, (b) seek reimbursement from Employee for any and all such Severance Benefits previously paid or provided to Employee, (c) recover from Employee all shares of stock of Parent the vesting of which, or the option to purchase, was accelerated by reason of the Severance Benefits (or the proceeds therefrom, reduced by any exercise or purchase price paid to acquire such shares), and (d) to immediately cancel all equity awards the vesting of which was accelerated by reason of the Severance Benefits. No Severance Benefits shall be paid until the 60th day following the Termination Date, subject to Section 24(b) hereof.

[Signature Page follows; remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WILLSCOT CORPORATION

By:	/s/ Bradley Soultz

Date:	3/1/2020

Name:	Bradley Soultz
Title:	Chief Executive Officer

EXECUTIVE

/s/ Kelly Williams
Kelly Williams

EXHIBIT A

[Form of Indemnification Agreement]

EXHIBIT B

List of Inventions and Improvements

EXHIBIT C

[Form of Release]

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is between Kelly Williams (“Employee”) and WillScot Corporation (the “Company”) (hereinafter the “parties”), and is entered into as of                       . This Agreement will not become effective until the expiration of seven (7) days from Employee’s execution of this Agreement (the “Effective Date”).

WHEREAS, Employee has been employed by Company and is a party to that certain Employment Agreement dated                   , 20 Date (the “Employment Agreement”).

WHEREAS, the Employee’s employment with Company was terminated effective as of                 , 20        (the “Termination Date”);

WHEREAS, Company and Employee desire to avoid disputes and/or litigation regarding Employee’s termination from employment or any events or circumstances preceding or coincident with the termination from employment; and

WHEREAS, Company and Employee have agreed upon the terms on which Employee is willing, for sufficient and lawful consideration, to compromise any claims known and unknown which Employee may have against Company.

WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Company, and the termination thereof;

NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, Employee’s employment with Company will terminate upon the following terms:

1.                   General Release: Employee for himself or herself and on behalf of Employee’s attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Company and any current or former stockholders, directors, parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, and their successors and assigns, from any and all claims and causes of action whatsoever, whether known or unknown or whether connected with Employee’s employment by Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or released in this agreement), or under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Older Workers Benefit Protection Act, or any other municipal, local, state, or federal law, common or statutory, but excluding any claims with respect to the Company’s obligations under the Employment Agreement, any claims relating to vested benefits under any Company employee benefit plan (including without limitation any such plan subject to the Employee Retirement Income Security Act of 1974, as amended) and any claims which Employee cannot release as a matter of applicable law. Furthermore, neither this Agreement nor the Employment Agreement shall apply to, modify or in any way supersede obligations arising from any of (i) the terms of directors and officers insurance or (ii) any indemnification agreement for the benefit of the Employee as a result of the Employee’s position as a director or officer of the Company or one of its affiliates.

2.                   Covenant Not to Sue: Employee also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against Company or any of the released parties based upon any of the claims released in this Agreement.

3.                   Severance Terms: Upon the expiration of seven (7) days from Employee’s execution of this Agreement and provided that this Agreement has become effective in accordance with its terms, in consideration for the promises, covenants, agreements, and releases set forth herein and in the Employment Agreement, Company agrees to pay Employee the Severance Benefits as defined in and pursuant to the Employment Agreement (the “Severance Benefits”).

4.                   Right to Revoke: Employee may revoke this Agreement by notice to Company, in writing, received within seven (7) days of the date of its execution by Employee (the “Revocation Period”). Employee agrees that Employee will not receive the benefits provided by this Agreement if Employee revokes this Agreement. Employee also acknowledges and agrees that if Company has not received from Employee notice of Employee’s revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived Employee’s right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect.

5.                   Acknowledgement: Employee acknowledges and agrees that: (A) except as to any Severance Benefits which remain unpaid as of the date of this Agreement, no additional consideration, including salary, wages, bonuses or Equity Awards as described in the Employment Agreement, is to be paid to him by Company in connection with this Agreement; (B) except as provided by this Agreement, Employee has no contractual right or claim to the Severance Benefits; and, (C) payments pursuant to this Agreement shall terminate immediately if Employee breaches any of the provisions of this Agreement.

6.                   Non-Admissions: Employee acknowledges that by entering into this Agreement, Company does not admit, and does specifically deny, any violation of any local, state, or federal law.

7.                   Confidentiality: Employee agrees that Employee shall not directly or indirectly disclose the terms, amount or fact of this Agreement to anyone other than Employee’s immediate family or counsel, bankers or financial advisors, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.

8.                   Nondisparagement: Each party agrees that it will not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the other including, in the case of Company, its employees, directors and stockholders.

9.                   Acknowledgement of Restrictions; Confidential Information: Employee acknowledges and agrees that Employee has continuing non-competition, non-solicitation and non-disclosure obligations under the Employment Agreement. Employee acknowledges and reaffirms Employee’s obligation to continue abide fully and completely with all post-employment provisions of the Employment Agreement and agrees that nothing in this Agreement shall operate to excuse or otherwise relieve Employee of such obligations.

10.                  Severability: If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

11.               Entire Agreement: This Agreement, along with the Employment Agreement (including any exhibits thereto) and the Proprietary Rights Agreement which are referred to above, constitute the entire agreement between the Employee and Company, and supersede all prior and contemporaneous negotiations and agreements, oral or written. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

12.               Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except where preempted by federal law.

13.               Statement of Understanding: By executing this Agreement, Employee acknowledges that (a) Employee has had at least twenty-one (21) or forty-five (45) days, as applicable in accordance with the Age Discrimination in Employment Act, as amended, (the “ADEA”) to consider the terms of this Agreement (and any attachment necessary or desirable in accordance with the ADEA) and has considered its terms for such a period of time or has knowingly and voluntarily waived Employee’s right to do so by executing this Agreement and returning it to Company; (b) Employee has been advised by Company to consult with an attorney regarding the terms of this Agreement; (c) Employee has consulted with, or has had sufficient opportunity to consult with, an attorney of Employee’s own choosing regarding the terms of this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Employee’s complete satisfaction; (e) Employee has read this Agreement and fully understands its terms and their import; (f) except as provided by this Agreement, Employee has no contractual right or claim to the benefits and payments described herein; (g) the consideration provided for herein is good and valuable; and (h) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EMPLOYEE	WILLSCOT CORPORATION
By:
Kelly Williams	Name:
Date:	Title:
Date: